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                                                                    EXHIBIT 99.1

For:       Encore Medical Corporation                     FOR IMMEDIATE RELEASE
CONTACT:   HARRY L. ZIMMERMAN, EXECUTIVE
           VICE PRESIDENT - GENERAL COUNSEL
           (512) 832-9500

                          ENCORE MEDICAL HIRES NEW CEO
              COMPANY TO EMBARK ON AGGRESSIVE ACQUISITION CAMPAIGN

Austin, Texas - October 2, 2000: Encore Medical Corporation (ENMC:NASDAQ) took the first step in its new strategy of growth through strategic acquisitions when it hired Kenneth W. Davidson as Chief Executive Officer and President. Nick Cindrich, current CEO will remain as Chairman of the Board of Encore Medical Corporation. Craig L. Smith will continue as President of Encore Orthopedics, Inc., a wholly owned subsidiary.

Ken Davidson is the former Chairman, CEO and President of Maxxim Medical, Inc. This medical product supply and distribution company grew under Mr. Davidson's leadership from $17.2 million in revenues in 1989 to $645 million in revenues in 1999. This was accomplished, in part, as a result of over 15 acquisitions that were undertaken and successfully integrated during those 10 years of Mr. Davidson's stewardship. Mr. Davidson currently is a director of Maxxim Medical, Inc., Circon Holdings Corp., Florida Bank of Pinellas, Operation Rainbow, an international charity, and a trustee of the AORN Foundation.

Nick Cindrich, Chairman of Encore Medical, stated, "We are very excited to have Ken join us and bring his expertise in growing a successful medical company through well timed and integrated acquisitions. Ken has been a board member of Encore for several years now and so starts with the advantage of knowing the company, its resources and its people. We know that this new direction will take us on the path to increasing shareholder value. Having Ken as the leader of this endeavor will bring added strength to the already strong Encore management team."

Encore Medical Corporation (www.encoremed.com) currently designs, manufactures, markets and sells orthopedic total joint, trauma, and spinal implants around the world. It has been one of the fastest growing United States orthopedic companies since its founding in 1992. Over the past several years it has significantly expanded its product offerings to include a broad line of total joint implants, trauma products and several different spinal products. It has over 110 employees based in Austin, Texas.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.